UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________________________________
FORM 8-K
______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 22, 2021
______________________________________________________
AT&T INC.
(Exact Name of Registrant as Specified in Charter)
______________________________________________________

Delaware	001-08610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas (Address of Principal Executive Offices)		75202 (Zip Code)
Registrant’s telephone number, including area code (210) 821-4105
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares (Par Value $1.00 Per Share)	T	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 5.000% Perpetual Preferred Stock, Series A	T PRA	New York Stock Exchange
Depositary Shares, each representing a 1/1000th interest in a share of 4.750% Perpetual Preferred Stock, Series C	T PRC	New York Stock Exchange
AT&T Inc. 2.650% Global Notes due December 17, 2021	T 21B	New York Stock Exchange
AT&T Inc. 1.450% Global Notes due June 1, 2022	T 22B	New York Stock Exchange
AT&T Inc. 2.500% Global Notes due March 15, 2023	T 23	New York Stock Exchange
AT&T Inc. 2.750% Global Notes due May 19, 2023	T 23C	New York Stock Exchange

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
AT&T Inc. Floating Rate Global Notes due September 5, 2023	T 23D	New York Stock Exchange
AT&T Inc. 1.050% Global Notes due September 5, 2023	T 23E	New York Stock Exchange
AT&T Inc. 1.300% Global Notes due September 5, 2023	T 23A	New York Stock Exchange
AT&T Inc. 1.950% Global Notes due September 15, 2023	T 23F	New York Stock Exchange
AT&T Inc. 2.400% Global Notes due March 15, 2024	T 24A	New York Stock Exchange
AT&T Inc. 3.500% Global Notes due December 17, 2025	T 25	New York Stock Exchange
AT&T Inc. 0.250% Global Notes due March 4, 2026	T 26E	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 5, 2026	T 26D	New York Stock Exchange
AT&T Inc. 2.900% Global Notes due December 4, 2026	T 26A	New York Stock Exchange
AT&T Inc. 1.600% Global Notes due May 19, 2028	T 28C	New York Stock Exchange
AT&T Inc. 2.350% Global Notes due September 5, 2029	T 29D	New York Stock Exchange
AT&T Inc. 4.375% Global Notes due September 14, 2029	T 29B	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due December 17, 2029	T 29A	New York Stock Exchange
AT&T Inc. 0.800% Global Notes due March 4, 2030	T 30B	New York Stock Exchange
AT&T Inc. 2.050% Global Notes due May 19, 2032	T 32A	New York Stock Exchange
AT&T Inc. 3.550% Global Notes due December 17, 2032	T 32	New York Stock Exchange
AT&T Inc. 5.200% Global Notes due November 18, 2033	T 33	New York Stock Exchange
AT&T Inc. 3.375% Global Notes due March 15, 2034	T 34	New York Stock Exchange
AT&T Inc. 2.450% Global Notes due March 15, 2035	T 35	New York Stock Exchange
AT&T Inc. 3.150% Global Notes due September 4, 2036	T 36A	New York Stock Exchange
AT&T Inc. 2.600% Global Notes due May 19, 2038	T 38C	New York Stock Exchange
AT&T Inc. 1.800% Global Notes due September 14, 2039	T 39B	New York Stock Exchange
AT&T Inc. 7.000% Global Notes due April 30, 2040	T 40	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due June 1, 2043	T 43	New York Stock Exchange
AT&T Inc. 4.875% Global Notes due June 1, 2044	T 44	New York Stock Exchange
AT&T Inc. 4.000% Global Notes due June 1, 2049	T 49A	New York Stock Exchange
AT&T Inc. 4.250% Global Notes due March 1, 2050	T 50	New York Stock Exchange
AT&T Inc. 3.750% Global Notes due September 1, 2050	T 50A	New York Stock Exchange
AT&T Inc. 5.350% Global Notes due November 1, 2066	TBB	New York Stock Exchange
AT&T Inc. 5.625% Global Notes due August 1, 2067	TBC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” AT&T is a holding company whose subsidiaries and affiliates operate worldwide in the telecommunications, media and technology industries.

Overview
We announced on April 22, 2021 that first-quarter 2021 net income attributable to common stock totaled $7.5 billion, or $1.04 per diluted share. First-quarter 2021 income per diluted share included amounts totaling to $1.3 billion, or $0.18 per share, resulting from the following significant items: $0.30 noncash actuarial gain on remeasurement of our pension benefit plan assets and obligations and $(0.12) for the amortization of merger-related intangible assets. The results compare with a reported net income attributable to common stock of $4.6 billion, or $0.63 per diluted share, in the first quarter of 2020.

Operating revenues in the first quarter of 2021 were $43.9 billion, up 2.7 percent from the first quarter of 2020, driven by higher Mobility revenues in our Communications segment, primarily from equipment sales, and growth in Direct-to-Consumer subscription and advertising revenues at our WarnerMedia segment. This increase was partially offset by declines in Video, lower Business Wireline services in our Communications segment and foreign exchange pressure in our Latin America segment. Operating revenues were also impacted by the fourth-quarter 2020 sale of our wireless and wireline operations in Puerto Rico and the U.S. Virgin Islands.

Operating expenses in the first quarter of 2021 were $36.3 billion, up 2.8 percent, primarily due to increased domestic wireless equipment costs, additional Direct-to-Consumer programming and marketing costs and higher sports costs. Also contributing to the higher comparative expenses was the first-quarter 2020 gain on spectrum transaction, which did not recur in 2021. Partially offsetting these expense increases was lower depreciation and amortization expense, largely due to the lower cost basis of long-lived assets resulting from video impairments taken in the fourth-quarter of 2020 and ceasing depreciation and amortization on held-for-sale Video assets.

Operating income in the first quarter was $7.7 billion compared to $7.5 billion in the comparable 2020 period, and AT&T’s first-quarter operating income margin was 17.4 percent, compared to 17.5 percent in the comparable 2020 period.

Cash from operating activities in the first quarter of 2021 was $9.9 billion, up $1.1 billion when compared to 2020, reflecting higher sales of equipment installment receivables and other working capital improvements. Capital expenditures in the first quarter of 2021 were $4.0 billion, and when including $1.7 billion cash paid for vendor financing, gross capital investment was $5.7 billion.

Segment Summary
We analyze our segments based on, among other things, segment contribution, which consists of operating income, excluding acquisition-related costs and other significant items, and equity in net income (loss) of affiliates for investments managed within each segment. Our reportable segments are: Communications, WarnerMedia and Latin America.

In the first quarter of 2021, we updated our Communications and WarnerMedia segments as follows:

Communications segment results were recast to remove the Video and Government Solutions held-for-sale businesses, instead reporting those results in Corporate and Other. Further updates include:
•Business Wireline business unit – Consistent with the way we are managing the unit going forward, we now characterize revenues of business Wireline as either “service” or “equipment” revenues. Accordingly, we have recast prior year revenues to conform to this presentation.
•Consumer Wireline business unit (formerly Broadband) – Prior to December 2020, the Consumer Wireline and Video businesses were historically operated as a single business unit, which included our U-verse products that provide both video and broadband services to customers and run on a shared network infrastructure. With our 2020 annual report and fourth quarter earnings’ materials, we provided an estimate of the allocation of historical costs between those businesses. In conjunction with finalizing the deal terms of our previously announced Video transaction with TPG, we have refined these allocations, specifically shared infrastructure and deferred customer acquisition costs, to reflect how the businesses are being managed today. This recast resulted in a reduction of Consumer Wireline operating income by approximately $100 million per quarter in 2020 with a corresponding increase to Video historical results.

WarnerMedia segment results reflect our operation of WarnerMedia as one integrated organization, and as such, report operating contribution at the segment level.

Communications
Our Communications segment consists of our Mobility, Business Wireline and Consumer Wireline business units.

First-quarter 2021 operating revenues were $28.2 billion, up 5.2 percent versus first-quarter 2020, with segment operating contribution of $7.4 billion, down 0.5 percent versus the year-ago quarter. The Communications segment operating income margin was 26.1 percent, compared to 27.6 percent in the year-earlier quarter.

Mobility
Mobility revenues for the first quarter of 2021 were $19.0 billion, up 9.4 percent versus the first quarter of 2020, driven by equipment revenue growth from the sale of higher-priced smartphones and data devices, and modest service revenue improvements with subscriber gains offsetting declines in international roaming services. Mobility operating expenses totaled $13.0 billion, up 12.2 percent versus the first quarter of 2020 due to increased equipment expense and higher costs associated with bundling HBO Max, partially offset by lower sales costs and bad debt expense. Commission deferral amortization was up slightly versus the prior year, including the impact of first-quarter 2021 updates to extend the expected subscriber lives. Mobility’s operating income margin was 31.5 percent compared to 33.3 percent in the year-ago quarter.

In our Mobility business unit, during the first quarter of 2021, we reported a net gain of 3.6 million wireless subscribers. At March 31, 2021, wireless subscribers totaled 186.1 million (including more than 2.2 million FirstNet connections) compared to 169.2 million at March 31, 2020.

During the first quarter, total phone net adds were 802,000 with total net adds by subscriber category as follows:
•Postpaid subscriber net adds were 823,000, with phone net adds of 595,000 and additions from wearables more than offsetting losses in tablet and non-tablet computing devices.
•Prepaid subscriber net adds were 279,000, with phone net adds of 207,000.
•Reseller net losses were 68,000.
•Connected device net adds were 2.5 million, 1.2 million of which were primarily attributable to wholesale connected cars.

For the quarter ended March 31, 2021, postpaid phone-only ARPU decreased 2.8 percent versus the year-earlier quarter.

Postpaid phone-only churn was 0.76 percent compared to 0.86 percent in the first quarter of 2020. Total postpaid churn was 0.93 percent compared to 1.08 percent in the year-ago quarter.

Business Wireline
Business Wireline revenues for the first quarter of 2021 were $6.0 billion, down 3.5 percent versus the year-ago quarter, primarily due to lower demand for legacy voice and data services as customers shift to more advanced IP-based offerings. Business Wireline operating expenses totaled $5.0 billion, down 3.6 percent when compared to the first quarter of 2020, reflecting ongoing focus on cost initiatives in our network operations through automation and reductions in customer support expenses through digitization. Business Wireline operating income margin was 17.5 percent compared to 17.4 percent in the year-earlier quarter.

Consumer Wireline
Consumer Wireline revenues for the first quarter of 2021 were $3.1 billion, down 0.4 percent versus the year-ago quarter, reflecting declines in legacy voice and data, and other service and equipment revenues. Partially offsetting the declines was an increase in IP Broadband (high-speed internet) revenues, which reflect higher broadband ARPUs resulting from an increase in fiber customers and pricing actions. Consumer Wireline operating expenses totaled $2.8 billion, up 7.8 percent versus the first quarter of 2020, largely driven by HBO Max bundling costs, higher customer support costs and depreciation. These expense increases were partially offset by lower cost deferral amortization expense, reflecting the impact of first-quarter 2021 updates to extend the expected subscriber lives. Consumer Wireline operating income margin was 9.8 percent compared to 16.7 percent in the year-earlier quarter.

At March 31, 2021, Consumer Wireline had approximately 14.1 million broadband connections compared to 14.0 million at March 31, 2020. During the first quarter, broadband subscribers had net adds of 46,000 (including fiber broadband net adds of 235,000).

WarnerMedia
WarnerMedia revenues for the first quarter of 2021 were $8.5 billion, up 9.8 percent versus the year-ago quarter, driven by higher subscription, advertising and content revenues, reflecting the partial recovery from prior-year impacts of COVID-19. Subscription revenues increased reflecting growth of Direct-to-Consumer (DTC) domestic HBO Max and HBO subscribers, and, to a lesser extent, the May 2020 acquisition of the remaining interest in HBO Latin America Group. DTC subscription revenues were $1.8 billion in the first quarter of 2021, versus $1.3 billion in the year-ago quarter. Advertising revenues improved when compared to the prior year resulting from the return in 2021 of the NCAA Division I Men's Championship Basketball Tournament. Content revenues increased due to higher sales to HBO Max for theatrical product and Basic Networks licensing, partly offset by lower television product licensing from prior-year licensing to HBO Max.

WarnerMedia operating expenses totaled $6.6 billion, up 13.9 percent when compared to the first quarter of 2020, driven by higher programming and marketing costs for HBO Max and higher programming, including NCAA sports costs, partially offset by lower bad debt expense. Direct costs supporting DTC revenues were $1.7 billion in the first quarter of 2021, versus $911 million in the year-ago quarter.

WarnerMedia segment operating contribution was $2.0 billion, up 0.8 percent. The WarnerMedia segment operating income margin was 23.0 percent, compared to 25.7 percent in the year-earlier quarter.

Latin America
Our Latin America segment consists of our Vrio and Mexico business units and is subject to foreign currency fluctuations.

First-quarter 2021 operating revenues were $1.4 billion, down 13.6 percent versus the prior year. Segment operating contribution was $(173) million, versus $(184) million in the comparable 2020 period. Both operating revenue and segment contribution declines were largely driven by foreign exchange pressures and the economic impact of COVID-19. The Latin America operating income margin was (12.3) percent, compared to (11.8) percent in the year-earlier quarter.

Vrio
Video service revenues were $743 million, down 16.2 percent versus the prior year, due to foreign exchange impacts. Operating expenses were $778 million, down (16.3) percent. Vrio’s operating income margin was (4.7) percent, compared to (4.8) percent in the year-earlier quarter.

We had approximately 10.6 million Latin America video connections at March 31, 2021 compared to 13.2 million at March 31, 2020, reflecting the removal of 2.2 million subscriber connections in Venezuela in the second quarter of 2020. During the first quarter of 2021, video net losses were 383,000.

Mexico
Revenues were $631 million, down 10.2 percent when compared to the first quarter of 2020, primarily due to lower service and equipment revenues partly reflecting foreign exchange pressure. Operating expenses were $765 million, down 9.8 percent, driven by lower equipment sales volumes and foreign exchange rates. Mexico’s operating income margin was (21.2) percent, compared to (20.6) percent in the year-earlier quarter.

We had approximately 19.0 million Mexican wireless subscribers at March 31, 2021 compared to 19.2 million at March 31, 2020. During the first quarter of 2021, we had postpaid net adds of 29,000 and prepaid net losses of 2,000.

Supplemental Discussions
As a supplemental discussion of our operating results, for comparison purposes, we are providing (1) Video results, which are held-for-sale and reported in Corporate and Other, (2) AT&T Business Solutions results which include both wireless and wireline operations and (3) a combined view of reported advertising revenues across all segments of AT&T. A reconciliation of the non-GAAP numbers in this supplemental discussion is attached as exhibit 99.2 hereto.

Video
Video revenues for the first quarter of 2021 were $6.7 billion, down 9.2 percent versus the year-ago quarter, reflecting continued declines in video subscribers partially offset by higher equipment sales. Video operating expenses totaled $5.8 billion, down 11.9 percent versus the first quarter of 2020, driven by lower depreciation and amortization expense, a decline in content costs resulting from fewer subscribers and lower bad debt expense. The decrease in depreciation expense was due to the lower cost basis of long-lived assets resulting from impairments taken in the fourth-quarter of 2020 and ceasing depreciation on held-for-sale Video assets. These expense declines were partially offset by higher cost deferral amortization expense, reflecting the impact of first-quarter 2021 updates to shorten the expected subscriber lives. Video's operating income margin was 13.4 percent compared to 10.7 percent in the year-earlier quarter.

At March 31, 2021, Video had approximately 15.9 million premium video connections compared to 18.6 million at March 31, 2020. During the first quarter of 2021, premium TV video subscribers had a net loss of 620,000.

AT&T Business Solutions
Revenues from AT&T Business Solutions for the first quarter of 2021 were $8.8 billion, down 1.3 percent versus the year-ago quarter, driven by declines in our wireline service revenues partially offset by growth in wireless equipment and service revenues. Operating expenses totaled $7.2 billion, down 1.3 percent versus the first quarter of 2020. AT&T Business Solutions' operating income margin was 18.6 percent, compared to 18.7 percent in the year-earlier quarter.

AT&T Advertising Revenues
Total AT&T advertising revenues for the first quarter of 2021 were $1.8 billion, up 18.0 percent, primarily driven by the return of the NCAA tournament.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise

Item 9.01 Financial Statements and Exhibits.
The following exhibits are furnished as part of this report:

(d)	Exhibits

	99.1	AT&T Inc. selected financial statements and operating data.

	99.2	Discussion and reconciliation of non-GAAP measures.

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 22, 2021	By: /s/ Debra L. Dial . Debra L. Dial Senior Vice President and Controller
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